UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 2, 2018

KEARNY FINANCIAL CORP.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-37399	30-0870244
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

120 Passaic Avenue, Fairfield, New Jersey		07004
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 244-4500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 2, 2018, Kearny Financial Corp. (“Kearny”) completed its previously announced acquisition of Clifton Bancorp Inc. (“Clifton”), pursuant to the Agreement and Plan of Merger, dated as of November 1, 2017 (the “Merger Agreement”), by and between Kearny and Clifton. Under the terms of the Merger Agreement, Clifton merged with and into Kearny (the “Merger”), with Kearny being the surviving corporation of the Merger. Immediately following the Merger, Clifton’s wholly-owned subsidiary bank, Clifton Savings Bank, a federally chartered savings bank, merged with and into Kearny Bank, a New Jersey-charted savings bank and wholly-owned subsidiary of Kearny, with Kearny Bank as the surviving bank.

Under the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of Clifton common stock was converted into the right to receive 1.191 shares of Kearny common stock. No fractional shares of Kearny common stock were issued in the Merger and any fractional share of Kearny common stock will be paid at the rate of $13.24 per share.

At the Effective Time, each option to purchase shares of Clifton common stock outstanding immediately before the effective time of the Merger, whether or not vested, was canceled and exchanged for a right to receive a cash payment equal to the product of (1) the number of shares of Clifton common stock subject to the stock option multiplied by (2) the amount by which $18.25 exceeded the exercise price of such option, less applicable withholding taxes. At the Effective Time, each outstanding share of restricted stock vested and was converted into the right to receive 1.191 shares of Kearny common stock.

Based on the number of shares of Clifton common stock issued and outstanding immediately prior to the Effective Time, Kearny is issuing approximately 25,536,868 million shares of Kearny common stock in connection with the Merger.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 of Kearny’s Current Report on Form 8-K filed on November 2, 2017, and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 2, 2018, in connection with the Merger and pursuant to the terms of the Merger Agreement, the Board of Directors of Kearny expanded the size of its Board of Directors by three members and appointed three former Clifton directors, Paul M. Aguggia, Charles J. Pivirotto and Cynthia Sisco, to those vacancies. Committee assignments have not yet been determined.

Messrs. Aguggia and Pivirotto and Ms. Sisco will receive compensation for their service on the Board of Directors in accordance with Kearny’s standard compensatory arrangements for non-employee directors. Such compensatory arrangements are described in Kearny’s proxy statement for its 2017 annual meeting of stockholders filed on September 15, 2017, which disclosure is incorporated herein by reference.

There are no arrangements between Messrs. Aguggia and Pivirotto and Ms. Sisco and any other persons pursuant to which any of Messrs. Aguggia or Pivirotto or Ms. Sisco was selected as a director. There are no transactions, or proposed transactions, to which the Company is or was to be party and in which any of Messrs. Aguggia or Pivirotto or Ms. Sisco has a direct or indirect material interest that are required to be disclosed under Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

On April 2, 2018, the Company issued a press release announcing the completion of the Merger. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

The financial statements required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information

The pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(c)	Not Applicable

(d)	Exhibits

Exhibit No.	Description

Exhibit 2.1	Agreement and Plan of Merger, dated as of November 1, 2017, by and between Kearny Financial Corp. and Clifton Bancorp Inc. (incorporated by reference to Exhibit 2.1 to Kearny Financial Corp.’s Current Report on Form 8-K filed on November 2, 2017).

Exhibit 99.1	Press Release dated April 2, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KEARNY FINANCIAL CORP.

Dated: April 2, 2018	By:	/s/ Craig L. Montanaro
Craig L. Montanaro
President and Chief Executive Officer